FOR IMMEDIATE RELEASE
                                                Monday, June 19, 2006
                                                For further information contact:
                                                Anthony J. Fabiano
                                                Senior Vice President,
                                                Chief Financial Officer
                                                and Corporate Secretary
                                                (914) 761-3636


                  SOUND FEDERAL BANCORP, INC. ANNOUNCES RESULTS
                       OF SPECIAL MEETING OF STOCKHOLDERS


White Plains, New York (PR Newswire), Monday, June 19, 2006 -- Sound Federal Bancorp, Inc. (Nasdaq National Market: "SFFS") (the "Company"), the holding company for Sound Federal Savings (the "Bank"), announced that the Company's stockholders approved the Agreement and Plan of Merger dated February 8, 2006 by and between Hudson City Bancorp, Inc. and the Company. The acquisition remains subject to the receipt of regulatory approval. The Company expects to complete the acquisition in the third quarter of calendar 2006.

The Bank is a federally-chartered savings bank offering traditional financial services and products through its New York branches in Mamaroneck, Harrison, Rye Brook, New Rochelle, Peekskill, Yorktown, Somers, Cortlandt and Carmel in Westchester County and New City in Rockland County, and in Connecticut in Greenwich, Stamford, Brookfield and Bethel.

                                  * * * * * *

This press release contains certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and business of the Company and the Bank. These estimates are subject to various factors that could cause actual results to differ materially from these estimates. Such factors include (i) the effect that an adverse movement in interest rates could have on net interest income, (ii) customer preferences,
(iii) national and local economic and market conditions, (iv) higher than anticipated operating expenses and (v) a lower level of or higher cost for deposits than anticipated. The Company disclaims any obligation to publicly announce future events or developments that may affect the forward-looking statements herein.